P&F INDUSTRIES ENTERS INTO CONTRACT FOR SALE OF BUILDING

MELVILLE, N.Y. - February 27, 2007 — P&F Industries, Inc. (Nasdaq NM: PFIN) today announced that its wholly-owned subsidiary, Embassy Industries, Inc., has entered into a contract of sale, dated as of February 26, 2007, on its Farmingdale, NY building with Tell Realty LLC, an affiliated entity of Sam Tell & Son, Inc., for a purchase price of $6.3 million. The contract is subject to cancellation at the purchaser’s sole discretion during a forty-five (45) day investigation period commencing immediately. Assuming the purchaser has satisfied itself during the investigation period, the contract is expected to close in the latter part of the Company’s second fiscal quarter of 2007. The Company intends to use the net proceeds from this sale to satisfy an existing mortgage on the building of approximately $1.2 million and to reduce its other debt. The Company expects to report a pre-tax gain from the sale of the building of approximately $5.0 million.

Richard Horowitz, Chairman, President and Chief Executive Officer of P&F, commented, “We are pleased to have entered into this contract which profitably disposes of Embassy’s remaining operating asset.”

P&F Industries, Inc., through its three wholly-owned operating subsidiaries, Florida Pneumatic Manufacturing Corporation, Continental Tool Group, Inc., and Countrywide Hardware, Inc., manufactures and/or imports air-powered tools sold principally to the industrial, retail and automotive markets, as well as various residential hardware such as staircase components, kitchen and bath hardware, fencing hardware and door and window hardware. P&F’s products are sold under their own trademarks, as well as under the private labels of major manufacturers and retailers.

Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, may be forward-looking statements. These statements are based on management’s current expectations and are subject to uncertainty and changes in circumstances. These statements involve risks and uncertainties that could cause actual results to differ materially from those included in forward-looking statements due to a variety of factors. More information about these factors can be found in P&F’s latest Annual Report filed with Securities and Exchange Commission under Form 10-K. P&F undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

P&F Industries, Inc. Joseph A. Molino, Jr., Chief Financial Officer 631-694-9800 www.pfina.com	Lippert/Heilshorn & Associates, Inc. Jody Burfening, Investor Relations 212-838-3777 jburfening@lhai.com

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